Exhibit 99.1

New York Stock Exchange Regulatory 303 A.12 Certification

Domestic Company

Section 303A

Annual CEO Certification

As the Chief Executive Officer of CACI International Inc (CAI) and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s corporate governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed on Exhibit H to the Company’s Domestic Company Section 303A Annual Written Affirmation.

This certification is:    ☒    Without qualification or    ☐    With qualification

Date: September 11, 2006

/s/ Dr. J.P. London
Dr. J.P. London Chairman of the Board, President Chief Executive Officer and Director (Principal Executive Officer)